Exhibit 10.31

Separation Event Award Document

RESTRICTED STOCK AWARD AGREEMENT (“Agreement”)

This Restricted Stock Award (“Award”) is awarded on                      (“Date of Grant”), by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to Gregory Q. Brown (the “Grantee”).

WHEREAS, Grantee is receiving the Award under the Motorola Solutions Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan” or the “Plan”);

WHEREAS, Grantee and Motorola, Inc. entered into an employment agreement (the “Employment Agreement”), dated as of the 27th day of August 2008, as amended from time to time, that under Section 3(b)(iv)(G) provides for shares of Restricted Stock to be awarded upon the Separation Event (as defined in the Employment Agreement);

WHEREAS, the Award is a grant of Motorola Solutions Restricted Stock authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and

WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the Restricted Stock as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Restricted Stock to Grantee on the following terms and conditions:

1.	Award of Restricted Stock. The Company hereby grants to Grantee a total of shares of Motorola Solutions Restricted Stock (the “Restricted Shares”) subject to the terms and conditions set forth below and subject to the terms of the 2006 Incentive Plan and the applicable terms of the Employment Agreement.

2.	Restrictions. The Restricted Shares are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below.

a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions. The Restricted Shares shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola Solutions shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement, subject to the limitations on assignment contained in the Employment Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola Solutions and that references to Motorola Solutions or the Company shall include any such assigns and successors.

b.	Any Restricted Shares still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment pursuant to Section 5(c) of the Employment Agreement.

c.

Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. If Grantee breaches the Restrictive Covenants, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all Restricted Shares whose Restrictions have not lapsed, and, for all Restricted Shares whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Motorola Solutions Common Stock (“Common Stock”) on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount.

d.	The Restricted Shares are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant (such policy, being the “Recoupment Policy”). The Recoupment Policy provides that, in the event of certain accounting restatements (a “Policy Restatement”) the Company’s independent directors may require, among other things (i) cancellation of any of the Restricted Shares that remain outstanding; and/or (ii) reimbursement of any gains in respect of the Restricted Shares, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available to the Company at law, in equity or under contract, or otherwise required by law, including under Section 10D of the Exchange Act.

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Restricted Shares.

3.	Lapse of Restrictions.

a.	The Restrictions applicable to the Restricted Shares shall lapse, as long as the Restricted Shares have not been forfeited as described in Section 2 above, as follows; provided that the Grantee remains in the employ of the Company through each such vesting date:

(i)

Vesting Date	Percentage of Restricted Shares that Vest
The later to occur of (x) the Milestone Date (as defined in the Employment Agreement) and (y) the one year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the two year anniversary of the grant date.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) the three year anniversary of the grant date.	Remainder

For purposes of this Agreement, the “Restriction Period” applicable to a Restricted Share shall refer to the period of time beginning on the Date of Grant and ending on the date that the Restrictions applicable to such Restricted Share shall lapse, as set forth in the table above.

(ii)	In addition, the Restrictions applicable to the Restricted Shares shall lapse in accordance with the terms of Section 5 of the Employment Agreement if and to the extent applicable provisions under Section 5 of the Employment Agreement are triggered.

b.	If, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola Solutions or a Subsidiary, the Restricted Shares will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Restricted Shares even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola Solutions or a Subsidiary that is not a termination of employment, as determined by Motorola Solutions.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Restricted Shares, they will be free of the terms and conditions of this Award (other than 2(c)).

4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Restricted Shares subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.

Dividends. Subject to the restrictions contained in Section 3 hereof, with respect to the Restricted Shares, the Grantee shall have the right to receive any cash or stock dividends. Cash dividends on the Restricted Shares automatically will be reinvested into additional shares of Restricted Stock (based on the Fair Market Value of a share of Common Stock on the last trading day before the date of the dividend payment) and will be subject to the same Restrictions and other terms and conditions (including vesting requirements) applicable to the Restricted Shares with respect to which such additional shares of Restricted Stock correspond. Stock dividends denominated in shares of Common Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions (including vesting conditions) that apply to the Restricted Shares with respect to which such additional shares of Restricted Stock correspond. If a dividend is paid in other property (including stock of a company other than the Company), the Grantee will be credited with the amount of property which would have been received had the Grantee owned a number of shares of Common Stock equal to the number of Restricted Shares and the property so credited will be subject to the same Restrictions and other terms and conditions (including vesting requirements) applicable to the Restricted Shares with respect to which such property corresponds and will be paid out in kind at the time the applicable Restrictions lapse. Notwithstanding anything to the contrary contained in this Section 5, in the event of a dividend that gives rise to an adjustment pursuant to Section 16 of the Plan, the Committee may determine that the Restricted Shares shall be subject to such adjustment in lieu of any dividend pursuant to this Section 5.

6.	Delivery of Certificates or Equivalent. Grantee will not receive any certificates representing the Restricted Shares. Upon the lapse of Restrictions applicable to the Restricted Shares, the Company shall, at its election, either (a) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Restricted Shares upon which such Restrictions have lapsed, or (b) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Restricted Shares upon which such Restrictions have lapsed. Cash shall be paid in lieu of fractional shares.

7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Restricted Shares. Grantee may satisfy any minimum withholding obligation in whole or in part by electing to have the plan administrator retain shares of Common Stock deliverable in respect of Restricted Shares having a Fair Market Value on the date the Restrictions applicable to the Restricted Shares lapse equal to the amount of the withholding obligation. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the date the Restrictions applicable to the Restricted Shares lapse (the “Restrictions Lapse Date”) as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com or, for purposes of imposing sanctions under paragraph 2(d), on any date specified therein. In the event the New York Stock Exchange is not open for trading on the Restrictions Lapse Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Restrictions Lapse Date.

8.	Voting and Other Rights.

a.	Grantee shall have the right to vote the Restricted Shares.

b.	The grant of Restricted Shares does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

9.

Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola Solutions, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire date, salary, nationality, job title, any shares of stock held in Motorola Solutions, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Restricted Shares under this Award Agreement is completely at the discretion of Motorola Solutions, and that Motorola Solutions’ decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary,

11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of the Restrictive Covenants will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in the Employment Agreement), or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 13 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

12.

Acknowledgements. With respect to the Restricted Shares, this Agreement (and any provisions of the Employment Agreement incorporated into this Agreement) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 13 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.

13.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

14.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

15.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.

16.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola Solutions in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date Grantee will not be entitled to the Restricted Shares.

17.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http:// or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196, (847) 576-7885.

18.	Subsidiary Definition. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola Solutions and which is consolidated for financial reporting purposes.

19.	Miscellaneous. The Restricted Shares shall be subject to Section 3(b)(iv)(F), and Section 5 of the Employment Agreement.

Date	Signature

Gregory Q. Brown
Commerce ID	Printed Name

IN ORDER FOR THE ABOVE-REFERENCED RESTRICTED SHARES TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA SOLUTIONS c/o EXECUTIVE REWARDS NO LATER THAN                     .